  Exhibit 16

HEIN

Hein & Associates LLP
1999 Broadway, Suite 4000
Denver, Colorado 80202

www.heincpa.com
p 303.298.9600
f 303.298.8118

April 3, 2017

Ms. Elizabeth Colby
Chief Financial Officer
Capital Financial Holdings, Inc.
1 Main Street North
Minot, ND 58703

Dear Ms. Colby:

This is to confirm that the client-auditor relationship between Capital Financial Holdings, Inc. (Commission File Number 0-25958) and Hein & Associates LLP has ceased.

Hein & Associates LLP

Hein & Associates LLP